Georgeson Inc.

199 Water Street, 26th floor

New York, NY 10038

T 212 440 9800

F 212 440 9009

www.georgeson.com

            , 2012

DNP Select Income Fund Inc.

500 West Jefferson Street

Louisville, KY 40202

Attn: Dianna P. Wengler

Re: Letter of Agreement

This Letter of Agreement, including the Appendix attached hereto (collectively, this “Agreement”), sets forth the terms and conditions of the engagement of Georgeson Inc. (“Georgeson”) by DNP Select Income Fund Inc. (the “Fund”) to act as Information Agent in connection with its rights offering scheduled for 2012 (the “Offer”). The term of the Agreement shall be the term of the Offer, including any extensions thereof.

(a)	Services. Georgeson shall perform the services described in the Fees & Services Schedule attached hereto as Appendix I (collectively, the “Services”).

(b)	Fees. In consideration of Georgeson’s performance of the Services, the Fund shall pay Georgeson the amounts, and pursuant to the terms, set forth on the Fees & Services Schedule attached hereto as Appendix I.

(c)	Expenses. In connection with Georgeson’s performance of the Services, and in addition to the fees and charges discussed in paragraphs (b) and (d) hereof, the Fund agrees that it shall be solely responsible for the following costs and expenses, and that the Fund shall, at Georgeson’s sole discretion, (i) reimburse Georgeson for such costs and expenses actually incurred by Georgeson, (ii) pay such costs and expenses directly and/or (iii) advance sufficient funds to Georgeson for payment of such costs and expenses:

•	expenses incidental to the Offer, including postage and freight charges incurred in delivering Offer materials;

•

reasonable expenses incurred by Georgeson in working with its agents or other parties involved in the Offer, including charges for bank threshold lists, data processing, telephone directory assistance, facsimile transmissions or other forms of electronic communication;

DNP Select Income Fund Inc.

            , 2012

•

reasonable expenses incurred by Georgeson at the Fund’s request or for the Fund’s convenience, including copying expenses, expenses relating to the printing of additional and/or supplemental material and travel expenses of Georgeson’s executives;

•

any other reasonable fees and expenses authorized by the Fund and resulting from extraordinary contingencies which arise during the course of the Offer, including fees and expenses for advertising (including production and posting), media relations, stock watch and analytical services.

(d)	Custodial Charges. Georgeson agrees to check, itemize and pay on the Fund’s behalf the charges of brokers and banks, with the exception of Broadridge Financial Solutions, Inc. which will bill the Fund directly, for forwarding the Fund’s offering material to beneficial owners. If the Fund prefers to pay these bills directly, please strike out and initial this clause before returning the executed Agreement.

(e)	Compliance with Applicable Laws. The Fund and Georgeson hereby represent to one another that each shall use its best efforts to comply with all applicable laws relating to the Offer, including, without limitation, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(f)	Indemnification. The Fund agrees to indemnify and hold harmless Georgeson and its stockholders, officers, directors, employees, agents and affiliates against any and all claims, costs, damages, liabilities, judgments and expenses, including the reasonable fees, costs and expenses of counsel retained by Georgeson, which result from claims, actions, suits, subpoenas, demands or other proceedings brought against or involving Georgeson which directly relate to or arise out of Georgeson’s performance of the Services (except for costs, damages, liabilities, judgments or expenses which shall have been determined by a court of law pursuant to a final and nonappealable judgment to have directly resulted from Georgeson’s gross negligence, bad faith or intentional misconduct). Georgeson agrees to indemnify and hold harmless the Fund and its affiliates and their respective partners, directors, officers, managers, employees, and agents against any and all claims, costs, damages, liabilities, judgments and expenses, including the reasonable fees, costs and expenses of counsel, which shall have been determined by a court of law pursuant to a final and nonappealable judgment to have directly resulted from Georgeson’s gross negligence, bad faith or intentional misconduct); provided, however, that Georgeson’s obligation to so indemnify the Fund shall be limited to the amount of fees paid to Georgeson by the Fund under this Agreement. In addition, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs in any action between the parties to enforce the provisions of this Agreement, including the indemnification rights contained in this paragraph. The indemnity obligations set forth in this paragraph shall survive the termination of this Agreement.

DNP Select Income Fund Inc.

            , 2012

(g)	Governing Law. This Agreement shall be governed by the substantive laws of the State of New York without regard to its principles of conflicts of laws, and shall not be modified in any way, unless pursuant to a written agreement which has been executed by each of the parties hereto. The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement (including any breach hereof) shall be subject to the jurisdiction of the federal and state courts in New York County, New York and the parties hereby waive any defenses on the grounds of lack of personal jurisdiction of such courts, improper venue or forum non conveniens.

(h)	Exclusivity. The Fund agrees and acknowledges that Georgeson shall be the sole Information Agent retained by the Fund in connection with the Offer, and that the Fund shall refrain from engaging any other Information Agent to render any Services, in a consultative capacity or otherwise, in relation to the Offer.

(i)	Additional Services. In addition to the Services, the Fund may from time to time request that Georgeson provide it with certain additional consulting or other services. The Fund agrees that Georgeson’s provision of such additional services shall be governed by the terms of a separate agreement to be entered into by the parties at such time or times, and that the fees charged in connection therewith shall be at Georgeson’s then-current rates.

(j)	Confidentiality. Georgeson agrees to preserve the confidentiality of (i) all material non-public information provided by the Fund or its agents for Georgeson’s use in fulfilling its obligations hereunder and (ii) any information developed by Georgeson based upon such material non-public information (collectively, “Confidential Information”). For purposes of this Agreement, Confidential Information shall not be deemed to include any information which (w) is or becomes generally available to the public in accordance with law other than as a result of a disclosure by Georgeson or any of its officers, directors, employees, agents or affiliates; (x) was available to Georgeson on a nonconfidential basis and in accordance with law prior to its disclosure to Georgeson by the Fund; (y) becomes available to Georgeson on a nonconfidential basis and in accordance with law from a person other than the Fund or any of its officers, directors, employees, agents or affiliates who is not otherwise bound by a confidentiality agreement with the Fund or is not otherwise prohibited from transmitting such information to a third party; or (z) was independently and lawfully developed by Georgeson based on information described in clauses (w), (x) or (y) of this paragraph. The Fund agrees that all reports, documents and other work product provided to the Fund by Georgeson pursuant to the terms of this Agreement are for the exclusive use of the Fund and may not be disclosed to any other person or entity without the prior written consent of Georgeson. The confidentiality obligations set forth in this paragraph shall survive the termination of this Agreement.

DNP Select Income Fund Inc.

            , 2012

(k)	Entire Agreement; Appendix. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. The Appendix to this Agreement shall be deemed to be incorporated herein by reference as if fully set forth herein. This Agreement shall be binding upon all successors to the Fund (by operation of law or otherwise).

If the above is agreed to by you, please execute and return the enclosed duplicate of this Agreement to Georgeson Inc., 199 Water Street – 26th Floor, New York, New York 10038, Attention: Christopher M. Hayden.

Sincerely,

GEORGESON INC.

By:
Christopher M. Hayden

Title:	Senior Managing Director

Agreed to and accepted as of the date first set forth above:

DNP SELECT INCOME FUND INC.

By:

Title:

APPENDIX I

FEES & SERVICES SCHEDULE

BASE SERVICES	$7,500

• Advance review of Offering documents
• Strategic advice relating to the Offering
• Dissemination of Offering documents to bank and broker community
• Communication with bank and broker community during Offering period

ADDITIONAL SERVICES
• Direct telephone communication with retail (i.e., registered and NOBO shareholders)	$6.00 per call

NOTE: The foregoing fees are exclusive of reimbursable expenses and custodial charges as described in paragraphs (c) and (d) of this Agreement.

FEE PAYMENT INSTRUCTIONS

The Fund shall pay Georgeson as follows:

•	Upon execution of this Agreement, the Fund shall pay Georgeson $7,500, which amount is in consideration of Georgeson’s commitment to represent the Fundy and is non-refundable; and

•

Upon completion of the Offer, the Fund shall pay Georgeson the sum of (i) any variable fees for Additional Services (e.g., telephone calls) which shall have accrued over the course of the Offer, and (ii) all reimbursable expenses.

Georgeson will send the Fund an invoice for each of the foregoing payments.